Exhibit 99.1

News Release NYSE: BPL	BUCKEYE PARTNERS, L.P. Five TEK Park 9999 Hamilton Blvd. Breinigsville, PA 18031

Contact:	Stephen R. Milbourne Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825	09-03

BUCKEYE PARTNERS, L.P. ANNOUNCES ELECTION OF
NEW PRESIDENT AND CHIEF OPERATING OFFICER

Breinigsville, PA — February 17, 2009. . . Buckeye Partners, L.P. (NYSE: BPL) (the “Partnership”) today announced the election of Clark C. Smith as President and Chief Operating Officer of Buckeye GP LLC, which is the general partner of the Partnership.  As President and COO, Mr. Smith will have overall commercial and operational responsibility for the Partnership’s pipeline and terminal businesses.  Mr. Smith has been elected to a similar position at MainLine Management LLC, the general partner of Buckeye GP Holdings L.P. (NYSE: BGH), which is the parent company of Buckeye GP LLC.

In connection with his election as President and COO, Mr. Smith resigned from the Board of Directors of Buckeye GP LLC, where he has served as a director since October 1, 2007, and from the Board’s Audit and Compensation Committees.  Upon Mr. Smith’s resignation, Oliver “Rick” G. Richard, III was appointed to the Board of Directors of Buckeye GP LLC and will serve as a member of the Board’s Audit and Compensation Committees.  Mr. Richard also is a director of MainLine Management LLC.

Mr. Smith, age 54, has more than 30 years of experience in the energy industry.  Most recently, he served as Managing Director of Engage Investments, L.P., a private company established to provide consulting services to, and to make equity investments in, energy-related businesses, from June 2004 to June 2007.  Mr. Smith was Executive Vice President of El Paso Corporation and President of El Paso Merchant Energy Group, a division of El Paso Corporation, from August 2000 until May 2003.

Forrest E. Wylie, Chairman and CEO of Buckeye GP LLC, stated “We are extremely pleased to announce that Clark C. Smith has joined our senior management

Buckeye Announces Election of New President and COO

team.  Clark has extensive experience in the midstream energy business and is highly respected within the industry.  Since joining our Board of Directors, Clark has played a central role in Buckeye’s efforts to grow and diversify its business.  I have tremendous confidence in his leadership and expect that, as a member of our senior management team, he will be an integral contributor to the development and execution of Buckeye’s growth strategy.”

Mr. Smith’s election coincides with the pending retirements of Stephen C. Muther as President of the Partnership’s general partner and Eric A. Gustafson as Senior Vice President and Chief Operating Officer.  Messrs. Muther and Gustafson will remain with the Partnership for an appropriate period of time to ensure a smooth transition.  “On behalf of the Board of Directors, I wish to extend my sincere appreciation to Steve for his substantial contributions to Buckeye’s success during his nearly twenty years of leadership at the company and to Eric for his efforts over many years to create the culture of operational excellence that exists at Buckeye today,” Mr. Wylie said.

Buckeye Partners, L.P. (www.buckeye.com) is a publicly-traded partnership that owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,400 miles of pipeline. Buckeye Partners, L.P. also owns 64 refined petroleum products terminals, operates and maintains approximately 2,400 miles of pipeline under agreements with major oil and chemical companies, owns a major natural gas storage facility in northern California, and markets refined petroleum products in certain of the geographic areas served by its pipeline and terminal operations.  The general partner of Buckeye Partners, L.P. is owned by Buckeye GP Holdings L.P. (NYSE: BGH).